OMB APPROVAL

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Pride International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 7, 2005
To Our Stockholders:
      On behalf of your board of directors and management, we are pleased to invite you to attend the annual meeting of stockholders of Pride International, Inc., which will be held at 9:00 a.m., Houston time, on May 12, 2005, at the St. Regis hotel, 1919 Briar Oaks Lane, Houston, Texas.
      At this meeting, we will ask you to elect seven directors to serve one-year terms and to approve an amendment to Pride’s Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the plan by 600,000 shares. The meeting also will provide us an opportunity to review with you our business and affairs during 2004.
      Whether or not you plan to attend the annual meeting, please sign, date and return the proxy card in the accompanying envelope. Your vote is important no matter how many shares you own. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.
      We look forward to seeing you at the meeting.
     Sincerely,

Paul A. Bragg President and Chief Executive Officer	William E. Macaulay Chairman of the Board

PRIDE INTERNATIONAL, INC.

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
To be held on May 12, 2005
       The Annual Meeting of Stockholders of Pride International, Inc. will be held at the St. Regis hotel, 1919 Briar Oaks Lane, Houston, Texas on May 12, 2005, at 9:00 a.m., Houston time, for the following purposes:

Proposal 1.	To elect seven directors to serve for terms of one year.

Proposal 2.	To approve an amendment to Pride’s Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan by 600,000 shares.
      Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.
      The board of directors has established March 31, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. For a period of ten days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at Pride’s executive offices for inspection by stockholders during ordinary business hours for proper purposes.
      Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy card and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By order of the Board of Directors

W. Gregory Looser
Secretary
April 7, 2005
5847 San Felipe, Suite 3300
Houston, Texas 77057

PRIDE INTERNATIONAL, INC.
5847 San Felipe, Suite 3300
Houston, Texas 77057

PROXY STATEMENT
FOR
2005 ANNUAL MEETING OF STOCKHOLDERS
       This proxy statement is furnished in connection with the solicitation of proxies by the Pride board of directors for use at the 2005 Annual Meeting of Stockholders of Pride to be held on May 12, 2005, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting.
      All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the approval of the amendment to Pride’s Employee Stock Purchase Plan, stockholders may vote for or against the proposal or may abstain from voting. Stockholders should vote their shares on the enclosed proxy card. If no choice is indicated, proxies that are signed and returned will be voted “FOR” the election of all director nominees and “FOR” approval of the amendment to Pride’s Employee Stock Purchase Plan.
      All shares of Pride common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting. Such proxies, together with this proxy statement and Pride’s 2004 annual report, are first being sent to stockholders on or about April 11, 2005.
QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES
      The board of directors has established March 31, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the record date, 139,498,315 shares of common stock were outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock at the annual meeting is necessary to constitute a quorum.
      The seven nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. The approval of the amendment to Pride’s Employee Stock Purchase Plan is subject to the approval of a majority of the shares of Pride common stock present in person or by proxy at the meeting and entitled to vote on the matters, provided that the total votes cast on the proposal (including abstentions) represent a majority of the shares of Pride common stock entitled to vote on the proposal.
      Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present and not entitled to vote with respect to that question, even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other questions. Accordingly, abstentions will have the same effect as votes against the approval of the amendment to Pride’s Employee Stock Purchase Plan. Broker non-votes will not affect the outcome of the voting on the proposal, except that they could prevent the total votes cast with respect to the proposal from representing a majority of the shares entitled to vote on the proposal, in which event the plan amendment would not be approved.
      Any holder of Pride common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the annual meeting by (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date or (3) attending the annual meeting and voting in person. Attendance by a stockholder at the annual meeting will not itself revoke his or her proxy. If you hold your Pride shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.
COST AND METHOD OF PROXY SOLICITATION
      Pride will bear the cost of the solicitation of proxies. In addition to solicitation by mail, directors, officers and employees of Pride may solicit proxies from stockholders by telephone, facsimile or telegram or in person. Pride will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of Pride common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so. In addition, Pride has engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $10,000 plus reimbursement of certain out-of-pocket expenses.
ELECTION OF DIRECTORS
(Item 1 on Proxy Card)
      The board of directors has nominated the seven people listed below for election as directors, each to serve until the next annual meeting of stockholders or until his successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors in its discretion may designate a substitute nominee. If you have filled out the accompanying proxy card, your vote will be cast for the substitute nominee.
      William E. Macaulay, the chairman of Pride’s board of directors, is retiring from the board effective as of the annual meeting and is therefore not standing for re-election as a director. Mr. Macaulay, the Chairman and Chief Executive Officer of First Reserve Corporation, has been a director of Pride since First Reserve’s first investment in Pride in July 1999. Jorge E. Estrada, a director of Pride since 1993, also is not standing for re-election. To fill one of these director positions, Pride is nominating Archie W. Dunham, former Chairman of the Board of ConocoPhillips and former Chairman, Chief Executive Officer and President of Conoco Inc. The board of directors has reduced the size of the board from eight to seven directors effective at the annual meeting, and the Nominating and Corporate Governance Committee is conducting a search, with the assistance of an outside consulting firm, for an additional qualified candidate for the board. If a director is appointed by board action during 2005, the director would be submitted to the stockholders for election at the 2006 annual meeting.
Nominees for Election
      Each of the nominees for director has been approved by the board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, for submission to the stockholders. Set forth below is the current principal occupation (which, unless otherwise indicated, has been his principal occupation during the last five years), age and other information for each nominee:
      Robert L. Barbanell, 74, became a director of Pride in connection with Pride’s acquisition of Marine Drilling Companies, Inc. in September 2001. From September 2001 to June 2003, he served as Pride’s chairman of the board. Mr. Barbanell was a director of Marine from June 1995 until September 2001. Mr. Barbanell has served as president of Robert L. Barbanell Associates, Inc., a financial consulting firm, since July 1994. He is also a director of Cantel Medical Corp.
      Paul A. Bragg, 49, has been a director and chief executive officer since March 1999. From February 1997 to January 2004 and from September 2004 to present, he also served as president of Pride. From February 1997 to April 1999, he served as chief operating officer of Pride. He joined Pride in July 1993 as its vice president and chief financial officer. From 1988 until he joined Pride, Mr. Bragg was an independent business consultant and managed private investments. He previously served as vice president and chief financial officer of Energy Service Company, Inc. (now ENSCO International, Inc.) from 1983 through 1987.

      David A.B. Brown, 61, became a director of Pride in September 2001 in connection with Pride’s acquisition of Marine. Mr. Brown was a director of Marine from June 1995 until September 2001. Mr. Brown has served as president of The Windsor Group, Inc., a strategy consulting firm, since 1984. Mr. Brown was chairman of the board of the Comstock Group, Inc. from 1988 to 1990. Mr. Brown is a director of EMCOR Group, Inc., Layne Christensen Company, NS Group, Inc. and Mission Resources Inc. The board of directors has appointed Mr. Brown as chairman of the board of directors, subject to his election as a director by the stockholders, effective upon Mr. Macaulay’s retirement.
      J.C. Burton, 66, became a director of Pride in September 2001 in connection with Pride’s acquisition of Marine. Mr. Burton was a director of Marine from May 1998 until September 2001. He served in various engineering and managerial positions with Amoco Corporation, an integrated energy company, from 1963 until his retirement in March 1998. Most recently, he was the president of the international operations group for Amoco Exploration and Production Company. He currently serves as a director of NS Group, Inc.
      Archie W. Dunham, 66, was chairman of ConocoPhillips from August 2002, following the merger of Conoco Inc. and Phillips Petroleum Company, until his retirement in September 2004. He was chairman of Conoco from August 1999 to August 2002, and president and chief executive officer of Conoco from January 1996 to August 2002. He was an executive vice president of E.I. du Pont de Nemours and Company, Conoco’s former parent, from 1995 to October 1998. Mr. Dunham is a director of Phelps Dodge Corporation, Louisiana Pacific Corporation and Union Pacific Corporation.
      Ralph D. McBride, 58, has been a director of Pride since September 1995. Mr. McBride has been a partner with the law firm of Bracewell & Giuliani, L.L.P. in Houston, Texas, since 1980.
      David B. Robson, 65, became a director of Pride in September 2001 in connection with Pride’s acquisition of Marine. Mr. Robson was a director of Marine from May 1998 until September 2001. From August 1996 until his retirement in February 2004, Mr. Robson served as chairman of the board and chief executive officer of Veritas DGC Inc., a geophysical service provider to the petroleum industry. Prior thereto, he held similar positions with Veritas Energy Services Inc. and its predecessors since 1974. Currently, Mr. Robson is chairman of Vada Capital, Inc., a family-owned private equity firm.
Vote Required and Board Recommendation
      If a quorum is present at the annual meeting, the seven nominees receiving the greatest number of votes cast will be elected as directors. Your board of directors unanimously recommends a vote “FOR” election of the seven director nominees.
Compensation of Directors
      The annual retainer for each outside director is $9,000 per quarter, or $36,000 annually. The chairman of the board currently receives $18,000 per quarter, or $72,000 annually. Each outside director also receives a fee of $1,500 for each board meeting attended and $1,500 for each committee meeting attended. In addition, the chairman of the Audit Committee receives an annual fee of $12,000, the chairman of the Compensation Committee receives an annual fee of $6,000 and the chairman of the Nominating and Corporate Governance Committee receives an annual fee of $6,000. Effective at the first board meeting following the annual meeting, the chairman of the board will receive a retainer of $110,000 per year for service as chairman, with no additional fees payable for meetings attended.
      In addition, each director who is not an employee of Pride receives stock options and restricted stock under Pride’s 2004 Directors’ Stock Incentive Plan, as determined by the Nominating and Corporate Governance Committee. In 2004, each eligible director was granted options to purchase 6,500 shares of Pride common stock at an exercise price of $18.43 and 2,300 shares of restricted stock. In January 2005, each eligible director was granted options to purchase 6,800 shares of Pride common stock at an exercise price of $20.07 and 2,720 shares of restricted stock. The number of options and shares of restricted stock to be granted in 2006 and 2007 to each nonemployee director other than the chairman of the board will equal the January 2005 levels. Beginning in 2006, the chairman of the board will receive an annual option grant equal to two times the number of options granted to the other nonemployee directors and an annual restricted stock grant equal to the number of shares of restricted stock granted to the other nonemployee directors.
      The options granted to nonemployee directors expire ten years from the date of grant. Each option becomes exercisable as to 50% of the shares covered at the end of one year from the date of grant and the remaining 50% at the end of two years from the date of grant. Each option provides for adjustments in cases of mergers, stock splits and similar capital reorganizations. As long as the recipient continues to serve as a nonemployee director, the restricted stock vests with respect to 25% of the shares on each anniversary of the grant date. The restricted stock and options will, however, fully vest upon a change in control of Pride, or upon the recipient’s termination of service due to death, disability, resignation in compliance with Pride’s corporate governance guidelines or retirement on or after age 75. Upon termination of service for any other reason, any unvested shares of restricted stock and options will be forfeited, although the Nominating and Corporate Governance Committee may provide otherwise upon a termination other than for cause.
Corporate Governance
      Corporate Governance Guidelines. The board of directors has established Corporate Governance Guidelines to assist the board in the exercise of its responsibilities under applicable law and the listing standards of the New York Stock Exchange. The Guidelines provide a framework for governance of Pride and the board, covering such matters as determining director independence, director orientation and continuing education, director responsibilities, director access to management, annual evaluations of the board and other corporate governance practices and principles. The Guidelines are available on Pride’s website at www.prideinternational.com under “Corporate Governance” in the “Investors Relations” section. In addition, the Guidelines, as well as the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, are available in print to any investor requesting a copy. Requests should be directed to Pride’s Investor Relations Department.
      Director Independence. It is the policy of the board that a substantial majority of the members of the board of directors, and all of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, qualify as “independent directors” in accordance with the listing standards of the New York Stock Exchange. In addition, it is the policy of the board that all the members of the Audit Committee also satisfy the criteria for independence under applicable provisions of the Securities Exchange Act of 1934 and applicable SEC rules. No director is considered independent unless the board affirmatively determines that he or she has no material relationship with Pride, either directly or as a partner, shareholder or officer of an organization that has a relationship with Pride. The board has adopted categorical standards for director independence set forth in the Corporate Governance Guidelines to assist it in making independence determinations. The categorical standards are attached as Appendix A to this proxy statement. The board, however, considers all relevant facts and circumstances in making independence determinations. The categorical standards are reviewed periodically by the Nominating and Corporate Governance Committee. The board has determined that all of the directors and nominees for director, except Mr. Bragg and Mr. Estrada, satisfy the independence standards of the New York Stock Exchange and Pride’s categorical standards. Mr. Bragg, Pride’s president and chief executive officer, and Mr. Estrada, Pride’s representative for business development and a current director, are employed by Pride.
      Code of Business Conduct and Ethical Practices. All directors and employees of Pride must act ethically at all times and in accordance with the policies comprising Pride’s Code of Business Conduct and Ethical Practices. The Code is a reaffirmation that Pride expects all directors and employees to uphold Pride’s standards of honesty, integrity, ethical behavior and compliance with the law and to avoid actual or apparent conflicts of interest between their personal and professional affairs. Directors and employees are obligated to promptly report any good faith concerns or problems or any actual or suspected violations of the Code. The Code establishes procedures for the confidential and anonymous reporting of a violation of the Code. Pride prohibits any form of retaliation against any director or employee for reporting, in good faith, suspected violations of the Code. The Code is available on Pride’s website at www.prideinternational.com as described above.

      Accounting and Auditing Concerns. The Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Details regarding these procedures can be found on Pride’s website at www.prideinternational.com.
      Executive Sessions. The non-management directors meet regularly in executive session without management participation after each regular non-telephonic board meeting. In addition, if the group of non-management directors includes a director who is not independent under New York Stock Exchange listing standards, the independent directors will meet in executive session at least once annually. Currently, the director who presides at these meetings is the Chairman of the Board. If the Chairman ceases to be independent, then the presiding director will be chosen by a vote of the non-management directors or independent directors, as the case may be.
      Communication with the Board. Stockholders and other interested parties may make their concerns known confidentially to the board of directors or the non-management directors by submitting a communication in an envelope addressed to the “Board of Directors,” a specifically named non-management director or the “Non-Management Directors” as a group, in care of the Pride’s Secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified non-management director or the non-management directors as a group.
Organization of the Board of Directors
      The board of directors is responsible for oversight of the business and affairs of Pride. To assist it in carrying out its duties, the board has delegated certain authority to a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. During 2004, the board of directors of Pride held nine meetings. Each director attended at least 75% of the total number of meetings of the board of directors and of the committees of the board on which he served. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are expected to attend annual meetings of Pride’s stockholders. All eight of the current directors attended the 2004 annual meeting.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Barbanell, Macaulay and McBride (chair). The board of directors has determined that the members of the committee are independent under applicable New York Stock Exchange listing standards. The committee is responsible for identifying and recommending candidates to fill vacancies on the board of directors and for election by the stockholders, recommending committee assignments for directors to the board of directors, monitoring and assessing the performance of the board of directors and individual non-employee directors, reviewing compensation received by directors for service on the board of directors and its committees and developing and recommending to the board of directors appropriate corporate governance policies, practices and procedures for Pride. The committee held four meetings during 2004. The charter of the committee is available on Pride’s website at www.prideinternational.com as described above.
      In assessing the qualifications of prospective nominees to the board of directors, the Nominating and Corporate Governance Committee considers each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of Pride and its stockholders. Consideration is also given to the board of directors’ having an appropriate mix of backgrounds and skills.
      The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the committee, the stockholder should submit the recommendation in writing to the Chair, Nominating and Corporate

Governance Committee, in care of the Secretary, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057. The recommendation should contain the following information:

•	the name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;

•	the principal occupation or employment of the nominee;

•	the number of shares of each class or series of Pride’s capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and

•	any other information the stockholder may deem relevant to the committee’s evaluation.
      Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by Pride’s directors, executive officers, third-party search firms or other sources.
      Audit Committee. The Audit Committee currently consists of Messrs. Barbanell, Brown (chair) and Burton. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Securities Exchange Act of 1934 and the New York Stock Exchange listing standards. The board of directors has determined that Mr. Brown is an audit committee financial expert as defined by applicable SEC rules. The committee’s purpose is to assist the board of directors in overseeing (a) the integrity of the financial statements of Pride, (b) the compliance by Pride with legal and regulatory requirements, (c) the independence, qualifications and performance of Pride’s independent auditors and (d) the performance of Pride’s internal audit function. Unless otherwise determined by the board of directors, no member of the committee may simultaneously serve on the audit committees of more than two other public companies. The board has determined that Mr. Brown’s service on more than two other public company audit committees does not impair his ability to serve on Pride’s Audit Committee effectively. The committee held 12 meetings during 2004. The board of directors has adopted a written charter for the Audit Committee, which is available on Pride’s website at www.prideinternational.com as described above.
      Compensation Committee. The Compensation Committee currently consists of Messrs. Burton, McBride and Robson (chair). The board of directors has determined that the members of the committee are independent under applicable New York Stock Exchange listing standards. The committee’s purpose is (a) to review and approve the compensation of Pride’s executive officers and other key employees, (b) to evaluate the performance of the CEO and to oversee the performance evaluation of senior management, (c) to administer and make recommendations to the board of directors with respect to Pride’s incentive-compensation plans, equity-based plans and other compensation benefit plans and (d) to produce a compensation committee report on executive compensation as required by the SEC for inclusion in the annual proxy statement. The committee held six meetings during 2004. The charter of the committee is available on Pride’s website at www.prideinternational.com as described above.
      Compensation Committee Interlocks and Insider Participation. Mr. McBride, a member of the Compensation Committee, is a partner with the law firm of Bracewell & Giuliani, L.L.P., which provides legal services to Pride from time to time. There are no other matters relating to interlocks or insider participation that Pride is required to report.
APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
(Item 2 on Proxy Card)
Description of the Proposal
      Pride’s board of directors has approved an amendment to Pride’s Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan by 600,000 shares. The board is requesting stockholders to approve the amendment.
      The purpose of the plan is to encourage and assist employees of Pride to acquire an equity interest in Pride through the purchase of shares of common stock, and the plan is designed to qualify for the favorable

U.S. tax treatment afforded by Section 423 of the Internal Revenue Code. Pride’s board of directors believes the plan is achieving its purpose and desires to have sufficient shares authorized for issuance under the plan to continue participation by Pride employees. The plan originally authorized the issuance of a total of 500,000 shares. Pride issued 83,583 shares in January 2005 with respect to plan year 2004 and currently has 28,702 authorized shares remaining for issuance under the plan. Accordingly, based on current enrollment, Pride does not believe it would have a sufficient number of shares available at the end of the current plan year to meet the participants’ purchase needs. The plan was approved by Pride’s board of directors and stockholders in 1996 and will terminate after all common stock covered by the plan has been purchased, unless terminated earlier by the board of directors.
Principal Provisions of the Employee Stock Purchase Plan
      Under the plan, all employees of Pride (a) who have completed at least six months of service; (b) who are customarily employed for at least 20 hours per week for more than five months in a calendar year; and (c) who do not own, or hold options to acquire, 5% or more of the total combined voting power or value of Pride’s common stock are eligible to participate in the plan. As of March 31, 2005, approximately 10,600 employees of Pride were eligible to participate. Participants in the plan may purchase shares of common stock through payroll deductions on an after-tax basis over a one-year period beginning on each January 1 and ending on the following December 31 (a “Plan Year”) during the term of the plan. A participant’s right to participate in the plan terminates immediately when a participant ceases to be employed. An employee may elect to participate in the plan as of any January 1 following his or her completion of six consecutive months of employment by Pride. A participant may elect to make contributions each pay period in an amount not less than the greater of $10 or 1% of his or her base earnings, subject to an annual limitation equal to 10% of his or her base earnings or such other amount established by the Compensation Committee (which administers the plan), taking into account the “maximum share limitation.” The maximum share limitation is the number of shares derived by dividing $25,000 by the fair market value (equal to the average of the high and low sales price per share of Pride’s common stock on the New York Stock Exchange on the applicable date) of the common stock determined as of the first trading day of the Plan Year. The contributions are held in trust during a Plan Year, and interest is credited to the participant’s account. Unless a participant elects otherwise, the dollar amount in the participant’s account at the end of the Plan Year is then used to purchase as many whole shares of common stock as the funds in his or her account will allow, subject to the maximum share limitation. The purchase price for the stock will be 85% of the lesser of (1) its fair market value on the first trading day of the Plan Year or (2) its fair market value on the last trading day of the Plan Year. Any dollars remaining in the participant’s account are carried over to the next Plan Year. If the participant elects not to purchase common stock at the end of the Plan Year, such participant receives a return of his or her payroll deductions during the Plan Year plus the interest that has accrued on such deductions. Any dividends on shares held in a participant’s account are credited to his or her account.
      A participant may elect to withdraw his or her entire contributions for the current year from the plan at any time prior to the purchase of common stock. Any participant who so elects receives his or her entire account balance, including interest and dividends, if any. A participant who suspends his or her payroll deductions or withdraws contributions cannot resume participation in the plan during that Plan Year and must re-enroll in the plan the following year in order to participate. A participant may also elect to withdraw the stock held in his or her account for at least one year at any time. A participant may sell stock held in his or her account at any time, including stock held for less than one year. In the event of a participant’s death, amounts credited to that participant’s account, including interest and dividends, if applicable, is paid in cash and a certificate for any shares will be delivered to that participant’s designated beneficiaries or other legal representative.
      The board of directors generally may amend or terminate the plan at any time. Approval of Pride’s stockholders must be obtained for any amendment to the plan (1) if and to the extent required to continue the exemption provided for under Rule 16b-3 under the Securities Exchange Act of 1934 and (2) if required under Section 423 of the Internal Revenue Code. Section 423 of the Internal Revenue Code currently requires stockholder approval of a plan amendment that would (a) change the number of shares subject to the plan or

(b) change the class of employees eligible to participate in the plan. The listing standards of the New York Stock Exchange also require stockholder approval of material revisions to the plan.
      The shares to be issued under the plan may be authorized but unissued shares or previously issued shares that have been reacquired and are held by Pride. On March 31, 2005, the last reported sales price of Pride’s common stock on the New York Stock Exchange was $24.84 per share.
      The foregoing description of the plan is qualified by reference to the terms of the plan, a copy of which has been filed as an exhibit to Pride’s annual report on Form 10-K for the year ended December 31, 2004.
U.S. Federal Income Tax Consequences
      The following is a summary of the general rules of present U.S. federal income tax law relating to the tax treatment of the shares purchased under the plan. The discussion is general in nature and does not take into account a number of considerations that may apply based on the circumstances of a particular participant under the plan, including the possibility that a participant may not be subject to U.S. federal income taxation.
      The plan is intended to qualify as an “employee stock purchase plan” under the provisions of Section 423 of the Internal Revenue Code. A participant under the plan is not subject to U.S. federal income taxation when shares are purchased under the plan, even though such shares are purchased at 85% of the lesser of the fair market value on the first trading day of the calendar year or the fair market value on the last trading day of the calendar year. A participant, however, will recognize taxable ordinary income upon disposition of the shares acquired under the plan if such shares are disposed of in a “disqualifying disposition,” which is a disposition of the shares before the later of (1) two years from the date a right to purchase stock was issued under the plan or (2) one year from the date that shares acquired under the plan were transferred to the participant. This taxable income will be recognized in the year of the disqualifying disposition and will equal the amount by which the fair market value of the shares on the purchase date exceeds the purchase price of the shares, but in no event will the income recognized exceed the sales proceeds for such shares reduced by the purchase price for such shares. Any additional gain or loss recognized on the disqualifying disposition of the shares will be short-term or long-term capital gain or loss, depending on the length of time the participant has held the shares after the exercise of the purchase right. If a participant sells or otherwise disposes of his or her shares after the above holding period so that there is no disqualifying disposition or in the event of a participant’s death (whenever occurring), the participant (or the participant’s estate in the event of death) would realize ordinary income, in the year of the qualifying disposition, equal to the lesser of (1) the excess of the fair market value of the shares at the time of the disposition over the purchase price or (2) the excess of the fair market value of the shares at the time the purchase right was granted over the purchase price. Any additional gain or loss recognized on the qualifying disposition of the shares will be long-term capital gain or loss. If a participant sells the shares acquired under the plan, assuming there is no disqualifying disposition, any difference between the amount realized in the sale and the participants’ tax basis in the shares (which would include any ordinary income recognized with respect to the shares) is taxed as long-term or short-term capital gain or loss, provided the shares are held as a capital asset on the date of sale, and depending on the participant’s holding period for the shares.
      Pride is entitled to a deduction for U.S. federal income tax purposes for dispositions of shares acquired by a participant in the plan only to the extent that the participant realizes ordinary income as a result of a disqualifying disposition of shares acquired under the plan. Any such deduction is subject to the limitations of Section 162(m) of the Internal Revenue Code.
Plan Benefits
      Since participation in the plan is voluntary and Pride is unable to predict the future value of its common stock, Pride cannot currently determine the benefits or amounts that will be received in the future by any person or group under the plan. The following table presents the dollar value of contributions under the plan for Plan Year 2004 and the number of shares purchased in January 2005 with respect to those contributions by

Pride’s chief executive officer, the other named executive officers, the current executive officers as a group and all employees as a group, including all current officers who are not executive officers.

		Number
Name and Position	Dollar Value	of Shares

Paul A. Bragg	$17,148	1,094
President and Chief Executive Officer
Louis A. Raspino	—	—
Executive Vice President and Chief Financial Officer
John R. Blocker, Jr.	—	—
Executive Vice President — Operations
Gary W. Casswell	—	—
Vice President — Eastern Hemisphere Operations
Marcelo Guiscardo(1)	—	—
John C.G. O’Leary(2)	—	—
All current executive officers as a group	44,584	2,846
All non-executive officers and employees as a group	1,264,785	80,737

(1)	Effective in January 2005, Mr. Guiscardo is no longer employed by Pride.

(2)	Effective in September 2004, Mr. O’Leary is no longer employed by Pride.
Vote Required and Board Recommendation
      If a quorum is present at the annual meeting, the approval of the plan amendment requires the affirmative vote of at least a majority of the shares of Pride common stock present in person or by proxy at the meeting and entitled to vote, provided that the total votes cast on the proposal (including abstentions) represent a majority of the shares of Pride common stock entitled to vote on the proposal. Broker non-votes will be treated as not present and not entitled to vote with respect to the proposal. Accordingly, broker non-votes will not affect the outcome of the voting on the proposal, except that they could prevent the total votes cast with respect to the proposal from representing a majority of the shares entitled to vote on the proposal, in which event the plan amendment would not be approved. Your board of directors recommends a vote “FOR” such approval.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires Pride’s executive officers and directors and beneficial owners of more than ten percent of any class of equity securities to file initial reports of ownership and reports of changes in ownership of Pride common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish Pride with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to Pride during the year ended December 31, 2004 and written representations from its officers and directors, all Section 16(a) reports applicable to Pride’s officers and directors and any beneficial owners of ten percent or more of a class of equity securities were filed on a timely basis, except for the following: Mr. Estrada filed late one Form 4 reporting a transaction effected by a trust of which Mr. Estrada is a trustee; each of Mr. Barbanell, Mr. Brown, Mr. Burton, Mr. Macaulay, Mr. McBride and Mr. Robson filed late one Form 4 reporting a grant of stock options and restricted stock; and First Reserve Corporation, on behalf of itself, Mr. Macaulay and certain other related parties, filed late one Form 4 reporting a grant of stock options to Mr. Macaulay in 2003.

SECURITY OWNERSHIP
      The following table sets forth information as of March 31, 2005 with respect to the beneficial ownership of Pride common stock by (1) each stockholder of Pride who is known by Pride to be a beneficial owner of more than 5% of Pride common stock, (2) Pride’s directors and director nominees and the persons named in the “Summary Compensation Table” below and (3) all current executive officers and directors of Pride as a group. Unless otherwise indicated, all of such stock is owned directly, and the indicated person or entity has sole voting and investment power.

	Number of Shares
Name and Address	Beneficially Owned(1)	Percent of Class

First Reserve Fund VII, Limited Partnership(2)	430,282	*
One Lafayette Place Third Floor Greenwich, Connecticut 06830
First Reserve Fund VIII, L.P.(2)	5,107,679	3.7%
One Lafayette Place Third Floor Greenwich, Connecticut 06830
First Reserve Fund IX, L.P.(2)	3,581,440	2.6
One Lafayette Place Third Floor Greenwich, Connecticut 06830
FMR Corp(3)	16,971,724	12.1
82 Devonshire Street Boston, Massachusetts 02109
Lord, Abbett & Co.(4)	13,268,157	9.5
90 Hudson St Jersey City, New Jersey 07302
MacKay Shields LLC(5)	7,359,800	5.2
9 West 57th Street New York, New York 10019
Wellington Management Company, LLP(6)	6,908,400	5.0
75 State Street Boston, Massachusetts 02109
Robert L. Barbanell(7)	78,080	*
John R. Blocker, Jr.	529,988	*
Paul A. Bragg	1,610,668	1.1
David A.B. Brown	37,718	*
J.C. Burton	42,615	*
Gary W. Casswell(8)	409,279	*
Archie W. Dunham	—	*
Jorge E. Estrada(9)	134,720	*
Marcelo Guiscardo(10)	—	*
William E. Macaulay(2)	40,020	*
Ralph D. McBride	70,353	*
John C.G. O’Leary(11)	662,103	*
Louis A. Raspino	84,000	*
David B. Robson	44,615	*
All current executive officers and directors as a group (23 persons)	4,199,160	2.9

*	Less than 1% of issued and outstanding shares of Pride common stock.

(1)	The number of shares beneficially owned by the directors and executive officers includes shares that may be acquired within 60 days of March 31, 2005 by exercise of stock options as follows: Mr. Barbanell — 45,500; Mr. Blocker — 474,400; Mr. Bragg — 1,472,000; Mr. Brown — 28,000; Mr. Burton — 35,500; Mr. Casswell — 379,500; Mr. Dunham — none; Mr. Estrada — 132,000; Mr. Guiscardo — none; Mr. Macaulay — 35,000; Mr. McBride — 55,333; Mr. O’Leary — 647,103; Mr. Raspino — 50,000; Mr. Robson — 35,500; and all current executive officers and directors as a group — 3,673,233.

(2)	As of March 31, 2005, First Reserve Fund VII, Limited Partnership (“Fund VII”) and First Reserve Fund VIII, L.P. (“Fund VIII”) owned beneficially and of record 430,282 shares and 5,107,679 shares, respectively, of Pride common stock. First Reserve GP VII, L.P. (“GP VII”) is the general partner of Fund VII. First Reserve GP VIII, L.P. (“GP VIII”) is the general partner of Fund VIII. First Reserve Corporation, as the general partner of GP VII and GP VIII, may be deemed to share beneficial ownership of all the shares of Pride common stock owned by Fund VII, Fund VIII, GP VII and GP VIII. As of March 31, 2005, First Reserve Fund IX, L.P. (“Fund IX”) owned beneficially and of record 3,581,440 shares of Pride common stock. First Reserve GP IX, L.P. (“GP IX”) is the general partner of Fund IX. First Reserve GP IX, Inc., as the general partner of GP IX, may be deemed to share beneficial ownership of all the shares of Pride common stock owned by Fund IX and GP IX. First Reserve Corporation is the investment advisor to Fund IX. The direct and indirect general partners of Fund VII, Fund VIII and Fund IX (the “Funds”) may be deemed to share beneficial ownership of the shares held by each such fund. Other than First Reserve Corporation in its capacity as the indirect general partner of Fund VII and Fund VIII, each of the Funds and their respective direct and indirect general partners disclaim beneficial ownership of the shares held by the other Funds. Each of the Funds has an interest in a portion of the proceeds of the 5,020 shares owned of record by Mr. Macaulay and 35,000 shares that may be acquired by Mr. Macaulay within 60 days of March 31, 2005 by exercise of stock options. Mr. Macaulay, a director of Pride and chairman and chief executive officer of First Reserve Corporation and First Reserve GP IX, Inc., disclaims beneficial ownership of any securities owned by the Funds. The business address of Mr. Macaulay is c/o First Reserve Corporation, One Lafayette Place, Third Floor, Greenwich, Connecticut 06830. Mr. Macaulay is retiring from the board effective as of the 2005 annual meeting.

(3)	Based solely on an amendment to Schedule 13G filed with the SEC on February 14, 2005 by FMR Corp. on behalf of itself, Mr. Edward C. Johnson III, chairman of FMR Corp., Ms. Abigail P. Johnson, a director of FMR Corp., and Fidelity Management and Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. Includes 14,544,644 shares beneficially owned by Fidelity, which acts as an investment adviser to various registered investment companies (the “Fidelity Funds”), 1,634,040 shares beneficially owned by Fidelity Management Trust Company (“FMT”), a wholly owned subsidiary of FMR Corp., and 792,440 shares beneficially owned by Fidelity International Limited (“FIL”), a company of which Mr. Johnson is the chairman. FMR Corp. disclaims beneficial ownership of shares owned by FIL. Each of Mr. Johnson and FMR Corp., through the control of Fidelity and FMT, has sole power to dispose of 14,544,644 shares and sole power to direct the vote of 1,634,040 shares. Also includes 430,043 shares resulting from the assumed conversion of $7,100,000 principal amount of Pride’s 2 1/2% Convertible Senior Notes Due 2007. Each of the Fidelity Funds’ boards of trustees has voting power over the shares held by each fund. Mr. Johnson and Ms. Johnson, who together own approximately 49% of the outstanding voting stock of FMR Corp., may be deemed to be part of a controlling group with respect to FMR Corp.

(4)	Based solely on a Schedule 13G filed with the SEC on February 14, 2005.

(5)	Based solely on a Schedule 13G filed with the SEC on February 3, 2005, MacKay Shields LLC, an investment adviser, is deemed the beneficial owner of 7,359,800 shares held of record by its clients, which includes 2,891,340 shares resulting from the assumed conversion of $47,736,000 principal amount of Pride’s 2 1/2% Convertible Senior Notes Due 2007.

(6)	Based solely on a Schedule 13G filed with the SEC on February 14, 2005, Wellington Management Company, LLP, an investment adviser, may be deemed to beneficially own 6,908,400 shares held of record by its clients.

(7)	Includes 6,666 shares of Pride common stock owned by the Barbanell Family 1998 Trust. Mr. Barbanell disclaims beneficial ownership of the shares owned by the trust.

(8)	Includes an aggregate of 300 shares of Pride common stock held on behalf of Mr. Casswell’s three children.

(9)	Mr. Estrada’s service on the board of directors terminates upon the election of directors at the 2005 annual meeting.

(10)	Effective in January 2005, Mr. Guiscardo is no longer employed by Pride.

(11)	Effective in September 2004, Mr. O’Leary is no longer employed by Pride.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      First Reserve Fund VII, Limited Partnership, and First Reserve Fund VIII, L.P., investment partnerships managed by First Reserve Corporation, and First Reserve Fund IX, L.P., an investment partnership managed by First Reserve GP IX, Inc., owned of record a total of 9,119,401 shares of Pride common stock as of March 31, 2005, or approximately 6.5% of the total shares outstanding as of that date.
      Pride, Fund VII, Fund VIII and Fund IX have entered into a stockholders agreement providing that, as long as Fund VII, Fund VIII, Fund IX or any of their affiliates, referred to in this proxy statement as the “First Reserve Group,” own Company Securities that represent at least 5% of the voting power of Pride, Fund VIII is entitled to nominate one director to Pride’s board of directors. “Company Securities” include Pride common stock and other securities that are convertible into, exchangeable for or exercisable for the purchase of, or otherwise give the holder any rights in, Pride common stock or any class or series of Pride’s preferred stock entitled to vote generally for the election of directors or otherwise. Fund VIII may assign its right to nominate a director to Fund VII or Fund IX. Mr. Macaulay currently serves as Fund VIII’s director nominee. Based on discussions with representatives of the First Reserve Group, Pride does not expect the funds to designate a replacement for Mr. Macaulay to serve upon his retirement. The stockholders agreement also provides that:

•	Members of the First Reserve Group are restricted from acquiring Company Securities without Pride’s consent if the effect would be to increase the First Reserve Group’s ownership of Company Securities to an amount exceeding 19% of either the voting power of Pride or the number of outstanding shares of any class or series of Company Securities.

•	Members of the First Reserve Group are restricted from transferring any Company Securities they own except in accordance with the stockholders agreement, which permits, among others, sales registered under the Securities Act of 1933, sales effected in compliance with Rule 144 under the Securities Act and other privately negotiated sales. Members of the First Reserve Group will, however, use their reasonable efforts to refrain from knowingly transferring more than 5% of the voting power of Pride to one person pursuant to sales registered under the Securities Act or other privately negotiated sales unless Pride consents.

•	Members of the First Reserve Group will vote all Company Securities they beneficially own with respect to each matter submitted to Pride’s stockholders involving a business combination or other change in control of Pride that has not been approved by the board of directors either (a) in the manner recommended by the board or (b) proportionately with all other holders of Company Securities voting with respect to such matter. The First Reserve Group will, however, retain the power to vote for the election of the First Reserve nominee to Pride’s board. No member of the First Reserve Group will take any action, or solicit proxies in any fashion, inconsistent with the provisions of this paragraph.

•	No member of the First Reserve Group will join a group or otherwise act in concert with any other person for the purpose of acquiring, holding, voting or disposing of any Company Securities, other than the First Reserve Group itself.
      These restrictions generally will not apply during any period that the First Reserve director designee is not serving as a director either (a) as a result of a failure of Pride or its board to comply with the terms of the stockholders agreement or (b) if such designee is not elected by the stockholders.
      Members of the First Reserve Group also are provided demand and piggyback registration rights with respect to Pride common stock they own.
      Except with respect to registration rights, the stockholders agreement will terminate upon the earliest to occur of (a) April 1, 2009 or (b) the sale or other disposition by the First Reserve Group of Company Securities if, after and giving effect to such sale or disposition, the First Reserve Group beneficially owns less than 5% of the voting power of Pride.

COMPENSATION OF EXECUTIVE OFFICERS
      The following table discloses compensation for the years ended December 31, 2004, 2003 and 2002 for the Chief Executive Officer, the four other most highly compensated executive officers of Pride as of December 31, 2004 and one former executive officer whose employment was terminated in 2004.
Summary Compensation Table

				Long-Term
				Compensation Awards

		Annual Compensation			Shares
Name and Principal Position				Restricted	Underlying	All Other
(as of December 31, 2004)	Year	Salary	Bonus	Stock(1)	Options	Compensation(2)

Paul A. Bragg	2004	$750,000	$400,000	$691,125	225,000	$15,989
President and Chief	2003	695,000	104,250	—	450,000	14,124
Executive Officer	2002	600,000	324,000	—	215,000	13,890
Louis A. Raspino(3)	2004	390,000	355,325	—	150,000	14,918
Executive Vice President	2003	27,702	200,000	—	300,000	177
and Chief Financial Officer
John R. Blocker, Jr.(4)	2004	375,000	323,495	322,525	100,000	14,973
Senior Vice President —	2003	290,000	125,135	—	140,000	14,124
Operations	2002	260,000	74,490	—	70,000	13,890
Gary W. Casswell	2004	265,000	198,802	230,375	70,000	15,989
Vice President — Eastern	2003	245,000	104,738	—	140,000	14,082
Hemisphere Operations	2002	230,000	95,220	—	70,000	1,739
Marcelo Guiscardo(5)	2004	265,000	190,800	230,375	70,000	2,253
Vice President —	2003	245,000	99,999	—	140,000	2,082
E&P Services	2002	240,000	56,406	—	70,000	2,039
John C. G. O’Leary(6)	2004	354,167	188,650	368,600	110,000	1,565,184
	2003	310,075	120,000	—	170,000	14,124
	2002	260,000	93,600	—	80,000	12,890

(1)	Amounts shown represent the dollar value of the awards as of the grant date using the closing stock price on the New York Stock Exchange as of that date. For 2004, the named executive officers were granted restricted stock awards on January 2, 2004 as follows: Mr. Bragg — 37,500 shares; Mr. Raspino — no shares; Mr. Blocker — 17,500 shares; Mr. Casswell — 12,500 shares; Mr. Guiscardo — 12,500 shares; and Mr. O’Leary — 20,000 shares. The total number of shares of restricted stock held by the named executive officers as of December 31, 2004 and their market value based on the closing price of $20.54 per share as of that date were as follows: Mr. Bragg — 37,500 shares, $770,250; Mr. Raspino — no shares; Mr. Blocker — 17,500 shares, $359,450; Mr. Casswell — 12,500 shares, $256,750; Mr. Guiscardo — 12,500 shares, $256,750; and Mr. O’Leary — no shares. In general, the restricted stock vests in four equal annual installments beginning on the first anniversary of the date of grant. The restricted stock generally is subject to earlier vesting upon specified change in control events and upon termination of employment due to retirement, death or disability. See “— Employment Agreements” below for other applicable vesting provisions. Mr. O’Leary’s restricted stock vested in connection with his separation from Pride in September 2004. See “— Separation Arrangements” below. Pride has never paid cash dividends on its common stock, and it does not expect to pay any such dividends in the foreseeable future. If, however, Pride does pay dividends on its common stock, it would also pay dividends on the restricted stock.

(2)	For all named executive officers, includes company matching contributions deposited into Pride’s 401(k) plan and premiums paid on behalf of the executive for life and accidental death insurance, which for 2004 are as follows:

	401(k)	Insurance
Name	Contribution	Premiums

Paul A. Bragg	$13,000	$2,989
Louis A. Raspino	12,870	2,048
John R. Blocker, Jr.	13,000	1,973
Gary W. Casswell	13,000	2,989
Marcelo Guiscardo	—	2,253
John C. G. O’Leary	13,000	2,184

(3)	Mr. Raspino became Executive Vice President and Chief Financial Officer in December 2003.

(4)	Since January 2005, Mr. Blocker has served as Executive Vice President — Operations.

(5)	Effective in January 2005, Mr. Guiscardo is no longer employed by Pride. See “— Severance Arrangements” below.

(6)	Effective in September 2004, Mr. O’Leary is no longer employed by Pride. In connection with his separation from Pride, Mr. O’Leary received (a) a separation payment of $1,550,000 (included in the all other compensation column), which was equal to two times his base salary as of the date of his separation plus two times his target annual bonus for the 2004 calendar year, and (b) a prorated target bonus for 2004 of $188,650, which was equal to 55% of his base salary prorated from January 2004 through the separation date. See “— Severance Arrangements” below.
Option Grants, Exercise and Valuation
      During 2004, options were granted to the named executive officers as shown in the first table below. All such options have an exercise price equal to the fair market value of Pride common stock on the grant date. Such options generally are exercisable as to one-fifth of the shares covered thereby at the end of each six-month period after the grant date and are subject to earlier vesting upon specified change in control events. Each option permits tax withholding to be paid by the withholding of shares of common stock issuable upon exercise of the option. Shown in the second table below is information with respect to stock option exercises in 2004 and unexercised options held at December 31, 2004.
Options Grants in 2004

	Individual Grants
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(1)
	Options	Employees	Price	Expiration
Name	Granted	in 2004	($ per share)	Date	5%	10%

Paul A. Bragg	225,000	11.8%	$18.43	01/02/2014	$2,607,869	$6,608,852
Louis A. Raspino	150,000	7.8	18.43	01/02/2014	1,738,579	4,405,901
John R. Blocker, Jr.	100,000	5.2	18.43	01/02/2014	1,159,053	2,937,267
Gary W. Casswell	70,000	3.7	18.43	01/02/2014	811,337	2,056,087
Marcelo Guiscardo	70,000	3.7	18.43	01/02/2014	811,337	2,056,087
John C. G. O’Leary	110,000	5.7	18.43	01/02/2014	1,274,958	3,230,994

(1)	The amounts under these columns result from calculations assuming 5% and 10% annual growth rates through the actual option term as set by the SEC and are not intended to forecast future price appreciation of Pride common stock. The gains reflect a future value based upon growth at these prescribed rates.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Value

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at		Options at
			Fiscal Year End(1)		Fiscal Year End(2)
	Shares Acquired	Value
Name	Upon Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul A. Bragg	—	—	1,637,250	360,000	$10,681,340	$1,305,000
Louis A. Raspino	—	—	170,000	280,000	638,300	1,010,200
John R. Blocker, Jr.	15,000	$157,475	561,000	136,000	3,620,165	456,640
Gary W. Casswell	—	—	337,500	112,000	2,054,936	406,000
Marcelo Guiscardo(3)	—	—	387,000	112,000	1,495,666	406,000
John C. G. O’Leary(4)	—	—	869,103	—	4,911,530	—

(1)	Number of options shown includes all options as of December 31, 2004.

(2)	Value reflects those options in-the-money based on a closing price of $20.54 per share at December 31, 2004, less the option exercise price. Options are in-the-money if the market value of the shares covered thereby exceeds the option exercise price.

(3)	In connection with his separation from Pride in January 2005, all options awarded to Mr. Guiscardo became fully vested and exercisable. See “— Severance Arrangements” below.

(4)	In connection with his separation from Pride, all options awarded to Mr. O’Leary became fully vested and exercisable. See “— Severance Arrangements” below.
Supplemental Executive Retirement Plan
      Pride has implemented the Supplemental Executive Retirement Plan (the “SERP”) to provide specified benefits to certain management and highly compensated employees. The plan is an unfunded, deferred compensation arrangement for employees who are approved by the Compensation Committee and who meet the other requirements of the plan. The specific provisions of a participant’s benefits are governed by his SERP participation agreement. Currently, Messrs. Bragg, Raspino and Blocker participate in the SERP. Mr. O’Leary’s participation is described below under “— Severance Arrangements.” None of the other named executive officers participate in the plan.
      Under the terms of Messrs. Bragg, Raspino and Blocker’s SERP participation agreements, if the participant’s employment terminates for any reason other than cause on or after his “normal retirement date,” which is the date he attains age 62, then he will receive from Pride annual payments equal to 50% of his final annual pay for his lifetime. If, prior to his normal retirement date, the participant terminates his employment prior to the date he has attained age 62 but on or after the date he has attained age 55 and has completed 15 years of continuous employment with Pride, then Pride will make annual payments to him for his lifetime equal to 50% of his final annual pay reduced by a certain percentage based on the number of years from the date of that termination to his normal retirement date. See the “Annual Early Retirement Benefit” table below. “Final annual pay” for purposes of benefits calculations means a participant’s base annual salary and target award under Pride’s annual incentive compensation plan as in effect on the participant’s last day of active employment. As of December 31, 2004, Mr. Bragg, Mr. Raspino and Mr. Blocker were age 48, 52 and 53, respectively, and had 11, 15 and 11, respectively, credited years of service. Each of the foregoing benefits vests in five equal annual installments beginning January 2, 2004.
      If a participant’s service is terminated by Pride prior to his normal retirement date other than for cause or by the participant due to certain events including non-renewal or breach by Pride of his employment agreement or a significant adverse change in authority, then (a) the participant’s SERP benefit will immediately vest, (b) three years will be added to a participant’s age and time of service for purposes of determining the executive’s eligibility for and the amount of his early retirement benefit and (c) the actuarial equivalent of the normal retirement benefit or early retirement benefit, as applicable, will be paid in a lump sum as soon as practicable after such termination in compliance with Section 409A of the Internal Revenue Code. In addition, if the participant voluntarily resigns his employment for any other reason prior to attaining the above age and service requirements, his benefit under the SERP will commence on his normal retirement date. Benefits under the SERP are not subject to deduction for Social Security benefits or other offset amounts.
      In addition, immediately upon termination of employment with a vested right to a benefit under the SERP, the participant is entitled to retiree medical and dental coverage for himself, his spouse (if any) and his dependents who were covered under Pride’s group health plan as of the date of termination; these benefits will be at least as favorable as the group medical and dental coverage offered to Pride’s executive employees. This coverage will be suspended during any period the participant has medical coverage under another employer, with respect to the participant and his spouse (if applicable), will be converted to Medicare Supplement coverage upon becoming eligible for and covered by Medicare, and, with respect to his dependents, will terminate at such time as the dependents are no longer eligible for coverage under the terms of Pride’s group health plan. The participant will be responsible for the applicable premiums for coverage at the same rate paid by active executive employees.
      If the participant’s employment is terminated as a result of, or within a certain period after, a change in control, then the participant’s SERP benefit will fully vest and, in lieu of the lifetime cash payments, he will receive from Pride a lump sum payment in an amount equal to 50% of the greater of his final annual pay at the time of the change in control or his final annual pay at the time of termination, multiplied by ten. The participant’s spouse or beneficiaries are entitled to certain payments if he dies while employed by Pride or while receiving or entitled to receive benefits under the SERP. If Pride terminates the participant’s employment for cause (as defined in the SERP or his employment agreement), then he forfeits all rights to any benefits under the SERP.
      The following table provides the estimated annual early retirement benefit payable to a participant under the SERP for his lifetime based on the participant’s final annual pay and the number of years from the date of termination of the participant’s employment to his normal retirement date.
ANNUAL EARLY RETIREMENT BENEFIT

Number of Years	Final Annual Pay
Prior to Normal
Retirement Date	$500,000	$750,000	$1,000,000	$1,250,000	$1,500,000	$2,000,000

less than 1	$240,000	$360,000	$480,000	$600,000	$720,000	$960,000
1 but less than 2	230,000	345,000	460,000	575,000	690,000	920,000
2 but less than 3	220,000	330,000	440,000	550,000	660,000	880,000
3 but less than 4	210,000	315,000	420,000	525,000	630,000	840,000
4 but less than 5	200,000	300,000	400,000	500,000	600,000	800,000
5 but less than 6	190,000	285,000	380,000	475,000	570,000	760,000
6 but less than 7	180,000	270,000	360,000	450,000	540,000	720,000
7 but less than 8	170,000	255,000	340,000	425,000	510,000	680,000
Employment Agreements
      Pride is a party to employment agreements with Mr. Bragg for a term ending on February 4, 2007, with Mr. Casswell for a term ending August 15, 2006, with Mr. Blocker for a term ending October 15, 2006, with Mr. Raspino for a term ending December 3, 2006 and with Jorge E. Estrada, Pride’s representative for business development and a current director, for a term ending December 31, 2005. Each agreement is subject to automatic renewals for successive one-year terms until either party terminates the contract effective upon the anniversary date of the respective agreement, with at least one year’s advance notice. Each agreement other than Mr. Estrada’s provides that if the executive is terminated involuntarily for reasons not associated with a Change in Control and not due to cause (as defined), the executive will receive (1) two full years (one year for Mr. Casswell) of base salary (not less than the highest annual base salary during the preceding three years); (2) two years (one year for Mr. Casswell) of life, health, accident and disability insurance benefits for himself and his immediate family; (3) an amount equal to two times the target award (one times the target award for Mr. Casswell) for Pride’s annual incentive compensation plan; and (4) immediate vesting of the executive’s options and awards. Mr. Estrada will receive one year of base salary (not less than the highest annual base salary during the preceding three years); one year of life, health, accident and disability insurance benefits for himself and his dependents; and immediate vesting of his options and awards. The agreements treat death, disability, specified constructive terminations of an employee or Pride’s failure to renew an agreement at the end of its term as an involuntary termination of the employee.
      Each agreement also provides for compensation due to involuntary termination following a Change in Control. “Change in Control” is defined to include the acquisition by a person of 20% or more of Pride’s voting power, specified changes in a majority of the board of directors, a merger resulting in existing stockholders having less than 50% of the voting power in the surviving company and sale or liquidation of Pride. In the event of a Change in Control, the term of the agreements will be extended for a period of three years (two years for Messrs. Casswell and Estrada) from the date of the Change in Control. In the event of a termination during the extended term of the agreement (including voluntary resignation by the executive within 12 months (six months for Messrs. Casswell and Estrada) after a Change in Control), the executive other than Mr. Estrada will be entitled to receive (1) salary and benefits equal to three full years (two full years for Mr. Casswell) of compensation; (2) bonus equal to three times (two times for Mr. Casswell) the maximum award for the year of termination; (3) life, health and accident and disability insurance continued for three years (two years for Mr. Casswell) or until reemployment; and (4) immediate vesting of the executive’s options and awards. Mr. Estrada will be entitled to receive salary and benefits equal to two full years of compensation; life, health, accident and disability insurance continued for the duration of his COBRA benefits or until reemployment; and immediate vesting of his options and awards. The agreements with Messrs. Bragg, Casswell, Raspino and Blocker also provide that Pride will reimburse the executive for certain taxes incurred by the executive as a result of payments following a Change in Control.
      In addition, each agreement provides a noncompete clause for two years (one year for Messrs. Casswell, Blocker and Estrada) after termination (voluntary or involuntary) assuming that it was not due to a Change in Control. In the event of a Change in Control, the noncompete clause does not apply.
      For 2004, Mr. Estrada received a salary of $180,000. In addition, Mr. Estrada received perquisites and other personal benefits totaling approximately $100,000, which included, among other things, approximately $56,500 for a portion of his children’s tuition. In January 2004, he was granted options to purchase 45,000 shares of common stock at an exercise price of $18.43, the fair market value of the common stock on the date of grant. Such options expire ten years after the grant date, are exercisable as to one-fifth of the shares covered thereby at the end of each six-month period after the grant date and are subject to earlier vesting upon specified change in control events. In February 2005, Mr. Estrada was granted options to purchase 6,800 shares of common stock at an exercise price of $24.16, the fair market value of the common stock on the grant date, and 2,720 shares of restricted stock. Such options and restricted stock are subject to similar vesting provisions as the grant to the nonemployee directors in January 2005.
Severance Arrangements
      On January 14, 2005, the employment of Mr. Guiscardo was terminated. The terms of his severance were governed by his employment agreement, the terms of which were substantially similar to those of Mr. Casswell, which are described above. In connection with his departure and in addition to his bonus for 2004 under Pride’s annual incentive compensation plan, Mr. Guiscardo received (1) an amount equal to one full year of base salary; (2) one year of life, health, accident and disability insurance benefits for himself and his immediate family; (3) $265,000, which is the target award under Pride’s annual bonus plan for the year of termination; and (4) immediate vesting of his options and awards. Mr. Guiscardo is subject to an indefinite non-disclosure covenant and a one-year noncompete covenant.

      On October 8, 2004, Pride entered into a Separation Agreement with John C.G. O’Leary reflecting the terms of his separation from Pride in September 2004. The agreement provides that, in lieu of payments Mr. O’Leary would have received under his employment agreement, Mr. O’Leary received the following: a separation payment of $1,000,000, which was equal to two times his base salary as of the date of his separation from Pride; a bonus of $550,000, which was equal to two times his target annual bonus for the 2004 calendar year; a prorated target bonus for 2004 of $188,650, which was equal to 55% of his base salary prorated from January 2004 through the separation date; up to two years of life, health, medical, accident and disability insurance benefits for himself and his qualifying dependents; and immediate vesting of his stock options and restricted stock awards and exercisability of his options for the remainder of their term. These provisions, other than the prorated 2004 bonus, were generally consistent with those provided in Mr. O’Leary’s employment agreement for involuntary termination for reasons not associated with a change in control and not due to cause (as defined). In addition, the separation agreement reflects that, under the SERP, commencing on his 62nd birthday, Mr. O’Leary is to receive a monthly payment of $3,333 payable for the duration of his lifetime, and in the event he is survived by his spouse or in the event he dies before his 62nd birthday, a monthly amount for the remainder of his spouse’s life in the amount of $1,667.
Stockholder Return Performance Presentation
      Presented below is a line graph comparing for the last five years the yearly change in Pride common stock against the Simmons & Company International Index (which includes the upstream oil service and equipment companies in the January 2005 SCI Monthly Performance & Valuation Guide), the Simmons & Company International Offshore Drillers Index (which currently includes Pride, Atwood Oceanics, Inc., Diamond Offshore Drilling, Inc., ENSCO International Incorporated, Fred.Olsen Energy ASA, GlobalSantaFe Corporation, Noble Drilling Corporation, Parker Drilling Company, Rowan Companies, Inc., Smedvig ASA, TODCO and Transocean Inc.) and the S&P 500 Index. The graph assumes that the value of the investment in Pride common stock and each index was $100 at December 31, 1999 and that all dividends were reinvested.

	December 31,

	1999	2000	2001	2002	2003	2004

Pride	100.0	168.4	103.2	101.9	127.5	140.4
SCI	100.0	169.8	127.0	121.7	140.1	202.4
SCI Offshore	100.0	137.1	99.9	88.2	96.3	147.8
S&P 500	100.0	90.9	80.1	62.4	80.3	89.0

COMPENSATION COMMITTEE REPORT
      The Compensation Committee consists of three outside directors, Messrs. Burton, McBride and Robson (Chairman), who are neither officers or employees of Pride nor eligible to participate in any of the compensation programs the Committee administers. The board of directors has determined that the members of the Committee are independent under applicable New York Stock Exchange listing standards.
      The Committee administers Pride’s compensation program for its executive officers. Currently, 16 of Pride’s officers are designated as executive officers. In this regard, the Committee’s role is to oversee Pride’s compensation plans and policies, annually to review and determine all executive officers’ compensation and to administer Pride’s equity incentive plans (including reviewing and approving grants to Pride’s executive officers). The Committee’s charter reflects these various responsibilities, and the Committee periodically reviews and reassesses the adequacy the charter and the composition of the Committee. The Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Committee Chairman reports on Committee actions and recommendations at meetings of the board of directors. Pride’s legal department, its Senior Vice President, General Counsel and Secretary and its Senior Vice President — Human Resources support the Committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering Pride’s compensation programs. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. During 2004, the Committee engaged an outside compensation consulting firm to assist the Committee in its review of the compensation of the executive officers. The consulting firm was engaged exclusively by the Committee and provided no other services to Pride during 2004. The key elements of the Committee’s 2004 compensation program are base salary, annual incentive awards and long-term incentive awards. The Committee is undertaking a study during 2005 of Pride’s executive compensation philosophy and design, and expects to engage outside service providers to assist in this work.
      Base Salary. Under the Committee’s program, the base salary for the executive officers and other key employees is established to position the individual in the top half of the individual’s peers in the contract drilling industry. Specific compensation for individual executives will vary within this target range as a result of the subjective judgment of the Committee. Pride has employment agreements with its executive officers. Commencing in 2005, the Committee will review executive officer compensation and establish base salaries for executive officers in the second quarter of the year, with the new salaries being effective from July 1 of that year to the following June 30. Effective January 1, 2004, Pride’s executives at that time (other than Mr. Bragg, whose compensation is described below) received base salary increases ranging from 0% to 29.3% (in the case of an executive who received a promotion). These salaries will be in effect until June 30, 2005. The base salaries as of December 31, 2004 for the named executive officers (other than Mr. Bragg) currently employed by Pride are as follows: $390,000 for Mr. Raspino, $375,000 for Mr. Blocker and $265,000 for Mr. Casswell.
      Annual Incentive Compensation. The second component of the program is the annual incentive compensation plan. Bonuses are paid on a discretionary basis by the Committee based on target objectives established by the Committee. The plan for 2004 provided incentives to each executive officer to maximize Pride’s profitability, reduce debt and improve safety performance. Target bonuses for 2004 (i.e., bonuses payable upon the achievement of target objectives) for the named executive officers, other than Mr. Bragg, as a percentage of base salary were as follows: Mr. Raspino — 50%; Mr. Blocker — 50%; Mr. Casswell — 45%; Mr. Guiscardo — 45% and Mr. O’Leary — 50%. In the case of exceptional performance, the Committee could award a bonus in excess of the target bonus, up to a maximum bonus payable of two times the target bonus. The bonuses actually paid for 2004 to the named executive officers, other than Mr. Bragg and Mr. O’Leary (who received a prorated target bonus in connection with his separation from Pride in September 2004), as a percentage of base salary were as follows: Mr. Raspino — 91.1%; Mr. Blocker — 86.3%; Mr. Casswell — 75.0% and Mr. Guiscardo — 72.0%. A total of $2,850,842 of incentive bonuses was paid for 2004 to Pride’s executive officers (other than Mr. Bragg’s incentive bonus and Mr. O’Leary’s prorated target bonus), which ranged from 36.4% to 91.1% of their base salaries.

      The 2005 plan provides incentives to each executive officer to maximize Pride’s profitability, reduce debt, improve working capital and improve safety performance. Bonuses for executive officers under the 2005 plan will be determined with reference to the level of achievement of plan objectives approved by the Committee. As of the date of this proxy statement, target bonuses payable for 2005 for the named executive officers currently employed by Pride are the same as 2004 levels, with a maximum bonus equal to two times the target bonus. In connection with the Committee’s review of executive officer compensation in the second quarter of 2005, the Committee may adjust the individual targets under the 2005 plan.
      In the case of Messrs. Raspino and Blocker, 40% of bonus will be determined with reference to Pride’s consolidated earnings before taxes, 10% with reference to safety performance on a company-wide basis and 25% with reference to consolidated debt reduction, in each case relative to target levels approved by the Committee. The remaining 25% of bonus will be determined with reference to the level of achievement of individual goals set and approved by the Committee. In the case of Mr. Casswell, (a) 10% of bonus will be determined with reference to Pride’s consolidated earnings before taxes; (b) 30% with reference to earnings before taxes of Pride’s Eastern Hemisphere business unit; (c) 10% with reference to safety performance on a company-wide basis and another 10% on a business unit basis; and (d) a total of 20% on business unit balance sheet factors; in each case relative to target levels approved by the Committee. The remaining 20% of Mr. Casswell’s bonus will be determined with reference to the level of achievement of individual goals set and approved by the Committee.
      Long-Term Incentive Compensation. The final component of the Committee’s compensation program is Pride’s 1998 Long-Term Incentive Plan. Under the plan, the Committee is authorized to grant key employees, including the named executive officers, stock options and other stock and cash awards in an effort to provide long-term incentives to such executives. The Committee currently views stock options and restricted stock as the most effective way to tie the long-term interests of management directly to those of the stockholders. In awarding stock options and restricted stock to executives other than the Chief Executive Officer, the Committee reviews and approves or modifies recommendations made by the Chief Executive Officer.
      Factors used in determining individual award size are competitive practice (awards needed to attract and retain management talent), rank within Pride (internal equity), responsibility for asset management (size of job) and ability to affect profitability. In each individual case, previous option and restricted stock grants, as well as an individual’s current holdings, are considered in determining the size of new awards. Considering these factors, the Committee makes a subjective determination as to the level of each award.
      Chief Executive Officer Compensation. The Committee applies the executive compensation program described above in determining the Chief Executive Officer’s total compensation. In late 2003, the Committee reviewed Mr. Bragg’s base salary, comparing it to the salary of his peers in the international contract drilling industry, and recommended to the board of directors that his base salary be increased from $695,000 to $750,000 effective January 1, 2004. That salary will be in effect until June 30, 2005. For 2004, Pride awarded Mr. Bragg an incentive bonus of $400,000, which represented an incentive compensation award of 53.3% of Mr. Bragg’s salary at December 31, 2004. Mr. Bragg’s target bonus for 2004 as a percentage of base salary was 75%. In addition, the Committee awarded Mr. Bragg (a) options to purchase an additional 130,000 shares of Pride common stock (at the market value of such stock on the date of the award) and (b) 52,000 shares of restricted stock. The 2005 annual incentive plan for Mr. Bragg is based on the same factors and weighting as described above for Messrs. Raspino and Blocker. As of the date of this proxy statement, Mr. Bragg’s target bonus payable for 2005 as a percentage of base salary is the same as the 2004 level, with a maximum bonus equal to two times the target bonus. As described above, the Committee may adjust these amounts in connection with its review of executive officer compensation in the second quarter of 2005.
      Supplemental Executive Retirement Plan. The Committee has implemented a Supplemental Executive Retirement Plan for executives that are selected from time to time by Pride’s Chief Executive Officer and approved by the Committee. Of the named executive officers, Messrs. Bragg, Raspino and Blocker participate in the plan. See “Compensation of Executive Officers — Supplemental Executive Retirement Plan.”
      Limit on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 denies a compensation deduction for federal income tax purposes for certain compensation in excess of $1 million paid to specified individuals. “Performance based” compensation meeting specified standards is deductible without regard to the $1 million cap. The Committee has approved payment of compensation in 2004 in excess of what is deductible under Section 162(m) and reserves the right to structure future compensation of Pride’s executive officers without regard for whether such compensation is fully deductible if, in the Committee’s judgment, it is in the best interests of Pride and its stockholders to do so.
      The Committee believes its practices are fair and equitable for both the executive officers and the stockholders of Pride.

Respectfully submitted,

David B. Robson, Chairman
J.C. Burton
Ralph D. McBride
EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth information about Pride common stock that may be issued under all of Pride’s existing equity compensation plans as of December 31, 2004:

Number of
	Securities to be		Number of
	Issued upon	Weighted Average	Securities
	Exercise of	Exercise Price of	Remaining
	Outstanding Options,	Outstanding Options,	Available for
Plan Category(1)	Warrants and Rights	Warrants and Rights	Future Issuance

Equity compensation plans approved by security holders(2)	19,501,206	$15.76	3,838,334	(3)
Equity compensation plans not approved by security holders	—	—	—

Total	19,501,206	$15.76	3,838,334

(1)	Excludes options to purchase 1,007,664 shares of Pride common stock, at a weighted average exercise price of $19.85, granted under equity compensation plans (a) of Marine Drilling Companies, Inc. assumed in connection with Pride’s September 2001 acquisition of Marine and (b) of Forasol-Foramer N.V. assumed in connection Pride’s acquisition of Forasol-Foramer in 1997. Upon consummation of each acquisition, all outstanding options to purchase Marine common stock and Forasol-Foramer common shares, as applicable, were converted into options to purchase Pride common stock. No additional awards may be granted under these plans.

(2)	Consists of the Employee Stock Purchase Plan, the 1998 Long-Term Incentive Plan, the 1988 Long-Term Incentive Plan and the 1993 Directors’ Stock Option Plan, each of which was approved by the stockholders of Pride prior to its acquisition of Marine and reincorporation in Delaware, and the 2004 Directors’ Stock Incentive Plan, which was approved by stockholders at the 2004 annual meeting.

(3)	As of December 31, 2004, the plans with securities remaining available for future issuance consisted of the 1998 Long-Term Incentive Plan, the Employee Stock Purchase Plan and the 2004 Directors’ Stock Incentive Plan. The securities available for issuance under the 1998 Long-Term Incentive Plan are limited to 10% of the total number of shares of Pride common stock outstanding from time to time, or 13,631,435 shares as of December 31, 2004, and could be issued in the form of stock options, stock appreciation rights, stock awards and stock units. In February 2005, Pride’s board of directors approved an amendment to the 1998 Long-Term Incentive Plan limiting the term of the plan to May 2008. As of December 31, 2004, 3,378,849 shares remained available for issuance under the plan with respect to awards (other than outstanding awards). As of December 31, 2004, 347,200 shares remained available for issuance under the 2004 Directors’ Stock Incentive Plan with respect to awards (other than outstanding awards) and could be issued in the form of stock options, stock appreciation rights, stock awards and stock units. As of December 31, 2004, 112,285 shares remained available for issuance under the Employee Stock Purchase Plan, of which 83,583 shares were purchased in January 2005. These shares could be issued only in the form of shares of Pride common stock.

AUDIT COMMITTEE REPORT
      The Audit Committee consists of Messrs. Barbanell, Brown (Chairman) and Burton. The Audit Committee’s purpose is to assist the board in overseeing (1) the integrity of the financial statements of Pride, (2) the compliance by Pride with legal and regulatory requirements, (3) the independence, qualifications and performance of Pride’s independent auditors and (4) the performance of Pride’s internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Pride. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Securities Exchange Act of 1934 and New York Stock Exchange listing standards.
      Pride’s management is responsible for preparing Pride’s financial statements, and the independent auditors are responsible for auditing those financial statements and issuing a report thereon. Accordingly, the Committee’s responsibility is one of oversight. In this context, the Audit Committee discussed with PricewaterhouseCoopers, Pride’s independent registered public accounting firm for 2004, those matters PricewaterhouseCoopers communicated to and discussed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed with PricewaterhouseCoopers its independence from Pride and received a written statement from PricewaterhouseCoopers concerning independence as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” This discussion and disclosure informed the Audit Committee of the independence of PricewaterhouseCoopers and assisted the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of services by PricewaterhouseCoopers not related to the audit of Pride’s financial statements and to the review of Pride’s interim financial statements is compatible with maintaining the independence of PricewaterhouseCoopers. Finally, the Audit Committee reviewed and discussed with Pride management, the internal auditors of Pride and PricewaterhouseCoopers the audited consolidated balance sheets of Pride as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years ended December 31, 2004, 2003 and 2002. Pride’s management informed the Audit Committee that Pride’s audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States.
      Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors, and the board has approved, that these financial statements be included in Pride’s Annual Report on Form 10-K for the year ended December 31, 2004.

Respectfully submitted,

David A.B. Brown, Chairman
Robert L. Barbanell
J.C. Burton

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The independent registered public accounting firm of PricewaterhouseCoopers LLP was engaged by Pride’s Audit Committee to audit the consolidated financial statements for the year ended December 31, 2004. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from stockholders.
      As of the date of this proxy statement, Pride’s Audit Committee has not yet appointed an independent registered public accounting firm for 2005. The Audit Committee is awaiting a proposal from PricewaterhouseCoopers and may review proposals from other independent registered public accounting firms. The Audit Committee expects to appoint an independent registered public accounting firm for 2005 prior to the end of the second quarter. The Audit Committee and the board of directors historically have appointed Pride’s independent registered public accounting firm prior to the mailing of the proxy statement for its annual meeting and have requested stockholder ratification of that appointment at the meeting. The Audit Committee intends to continue seeking stockholder ratification of such appointment in future years.
FEES PAID TO PRICEWATERHOUSECOOPERS
      The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of Pride’s annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees billed for other services rendered by PricewaterhouseCoopers during those periods.

	2004	2003(1)

	(In thousands)
Audit Fees(2)	$7,682	$4,475
Audit-Related Fees(3)	291	479
Tax Fees(4)	1,650	1,068
All Other Fees	5	5

Total	$9,628	$6,027

(1)	After issuing its proxy statement for the 2004 annual meeting, Pride received billing adjustments from its independent registered public accounting firm, PricewaterhouseCoopers LLP, totaling $1.6 million related to fee reconciliations for the year ended December 31, 2003. Fees for 2003 have been adjusted for these amounts.

(2)	Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, registration statements, comfort letters, statutory audits, accounting consultations, subsidiary audits and related matters. Audit Fees for 2004 also include the audit of management’s report on the effectiveness of Pride’s internal control over financial reporting and PricewaterhouseCoopers’ own audit of Pride’s internal control over financial reporting, in each case as required by Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules.

(3)	Audit-Related Fees consisted of fees for audit-related services, which related to employee benefit plan audits, consultations concerning financial accounting and reporting standards and internal control assessment and testing beyond the level required as part of the consolidated audit.

(4)	Tax Fees consisted of fees for tax services, which related to services for tax compliance, tax planning, tax advice (including tax return preparation) and refund claims, assistance with tax audits and appeals and advice related to mergers and acquisitions.
      The Audit Committee preapproves all audit, review or attest engagements and permissible non-audit services to be performed by Pride’s independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in applicable provisions of the Securities Exchange Act of 1934 and applicable SEC rules. All services provided by PricewaterhouseCoopers in 2004 were preapproved by the Audit Committee.

ADDITIONAL INFORMATION
Stockholder Proposals for the 2006 Annual Meeting
      To be included in the proxy materials for the 2006 Annual Meeting of Stockholders, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement must be received by Pride no later than December 8, 2005. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal if notice of the proposal is not received by Pride in accordance with the advance notice requirements of Pride’s bylaws discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested. No stockholder proposals have been received for inclusion in this proxy statement.
      Pride’s bylaws provide the manner in which stockholders may give notice of business to be brought before an annual meeting, including nominations for election as director. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, the principal office of Pride not less than 120 days prior to the scheduled annual meeting date (regardless of any postponements of the annual meeting to a later date). Accordingly, if the 2006 annual meeting were held on May 12, 2006, notice would have to be delivered or received by January 11, 2005. If, however, the date of the scheduled annual meeting date differs by more than 30 days from the date of the previous year’s annual meeting, and if Pride gives less than 100 days’ prior notice or public disclosure of the scheduled annual meeting date, then notice of an item to be brought before the annual meeting may be timely if it is delivered or received not later than the close of business on the 10th day following the earlier of notice to the stockholders or public disclosure of the scheduled annual meeting date. The notice must set forth the information required by the provisions of Pride’s bylaws dealing with stockholder proposals and nominations of directors. All notices should be directed to W. Gregory Looser, Secretary, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057. Under current SEC rules, Pride is not required to include in its proxy statement any director nominated by a stockholder using this process. If Pride chooses not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.
Discretionary Voting of Proxies on Other Matters
      Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.
Annual Report on Form 10-K
      Copies of Pride’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC, are available without charge to stockholders upon request to Robert E. Warren, Vice President — Investor Relations, at the principal executive offices of Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057.
Householding
      The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
      As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to Pride’s corporate secretary at Pride’s principal executive offices, 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone number (713) 789-1400. Pride will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2004 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Appendix A
CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE
      As contemplated by the listing standards of the New York Stock Exchange, the Board has adopted categorical standards to assist it in making independence determinations, under which relationships that fall within the categorical standards are not required to be disclosed in the Company’s annual proxy statement. The Board shall, however, consider all relevant facts and circumstances with respect to each director in making its independence determinations. A relationship is within the categorical standards if it:

•	Is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but that listing standard does not preclude the Board from making a determination of independence;

•	Is a type of transaction or relationship addressed in Item 404 of Regulation S-K, but that regulation does not require disclosure of the transaction or relationship or permits the omission of the dollar amounts in respect of such transaction or relationship; or

•	Consists of charitable contributions by the Company to an organization of which the director is an executive officer that do not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years.

A-1

PRIDE INTERNATIONAL, INC.
Proxy—2005 Annual Meeting of Stockholders
May 12, 2005

     The undersigned acknowledges receipt of the Notice of 2005 Annual Meeting of Stockholders and Proxy Statement dated April 7, 2005. Paul A. Bragg and W. Gregory Looser, each with full power of substitution and resubstitution, and acting alone, are hereby constituted proxies of the undersigned and authorized to attend the Annual Meeting of Stockholders of Pride International, Inc. (the “Company”) to be held on May 12, 2005, or any adjournment or postponement of such meeting, and to represent and vote all shares of common stock of the Company that the undersigned is entitled to vote.

(Continued, and to be signed, on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

PRIDE INTERNATIONAL, INC.

May 12, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1.	Election of Directors:		2.	Approval of an amendment to the Company’s	☐	☐	☐
		NOMINEES:		Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 600,000.
☐	FOR ALL NOMINEES	O Robert L. Barbanell O Paul A. Bragg O David A.B. Brown
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O J.C. Burton O Archie W. Dunham O Ralph D. McBride O David B. Robson
☐	FOR ALL EXCEPT (See instructions below)		This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●	This proxy is solicited on behalf of the Board of Directors. This proxy will be voted in accordance with the instructions specified above and, in the absence of such specifications, will be voted “for” all director nominees and “for” Item 2. If any other business properly comes before the meeting or any adjournment or postponement thereof, this proxy will be voted in the discretion of the proxies named herein.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
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Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.